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                           New Low-Cost Ways to Cast
                                Your Proxy Vote


                              Save Time and Money

The accompanying Proxy Statement outlines important issues affecting your fund(s). Help us save time and postage costs by voting on the Internet or by telephone. Each method is available 24 hours a day and will ensure that your vote is confirmed and posted immediately. DO NOT MAIL the Proxy Card if you are voting by Internet or telephone.

To vote by Internet:

1.  Read the Proxy Statement and have your Proxy Card handy.

2.  Go to www.acornfunds.com.

3.  At top of Q&A, click on proxy voting link.

4.  Follow the simple online instructions.

                                      OR

For touchtone voting:

1.  Read the Proxy Statement and have your Proxy Card handy.

2.  Call toll-free 888-221-0697.

3.  Enter the 14-digit control number found on your Proxy Card.

4.  Follow the simple recorded instructions.

                                      OR

To vote by telephone and speak to a live representative:

1.  Read the Proxy Statement and have your Proxy Card handy.

2. Call toll-free 800-848-3410 to speak to a representative of D.F. King, our proxy solicitation company.

3. The representative will ask you to verify your full name, address, social security or employer identification number, title and the number of shares you own.

4. The representative will explain the voting process to you, and will record your instructions.

5.  D.F. King will send you a letter or mailgram to confirm your vote.